PROSPECTUS



                            Ugly Duckling Corporation
                              446,872 Common Shares




         This prospectus relates to up to 446,872 shares of common stock of Ugly Duckling Corporation which may be sold from time to time by the selling shareholders named herein, or their transferees, pledgees, donees or successors.

         The shares are being registered to permit public secondary trading of them and may be offered and sold from time to time by the selling shareholders. The shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the section entitled "Plan of Distribution" beginning on page 9.

         We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is traded on the Nasdaq National Market under the symbol "UGLY"

                          -----------------------------

         Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled "Risk Factors" beginning on page 2. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of all of your investment.


         Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common stock or determined that the information in this prospectus is accurate or complete. It is illegal for any person to tell you otherwise.



                The date of this prospectus is November 9, 1999.

                                TABLE OF CONTENTS
                                                                           Page

Ugly Duckling Corporation....................................................1

Recent Developments..........................................................1

Risk Factors.................................................................2

Use of Proceeds..............................................................7

Selling Shareholders.........................................................7

Description of Securities....................................................7

Plan of Distribution.........................................................9

Legal Opinions..............................................................10

Experts...................................................................  10

Where You Can Find More Information.........................................10

         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The common stock is not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                                    11
                            Ugly Duckling Corporation

         We operate the largest chain of buy here-pay here used car dealerships in the United States. We sell and finance our used vehicles to customers within the sub-prime segment of the used car market. Our customers typically have limited credit histories, low incomes or past credit problems. As of October 25, 1999, we operated 67 dealerships located in several large markets, including Los Angeles, Atlanta, Tampa, Orlando, San Antonio, Phoenix and Dallas.

         In addition to our dealerships and financing operations, we also provide financing to other independent used car dealers through our Cygnet dealer program, service and collect large portfolios of finance receivables owned by others, and manage selected financial assets that we acquire from financially distressed third parties.

         From 1994 through the first quarter of 1998, we maintained a national branch office network that acquired and services retail installment contracts from numerous independent third party dealers. We discontinued these operations in 1998.

         Our principal executive offices are located at 2525 East Camelback Road, Suite 500, Phoenix, Arizona 85016. The phone number of our executive offices is 602-852-6600.


                               Recent Developments

     On November 8, 1999, we purchased, through our subsidiary Ugly Duckling Car Sales, Inc. a Virginia based sub-prime automobile sales and finance company. The assets acquired include the vehicle inventory and a loan portfolio of approximately $8.0 million. As part of the acquisition, we issued to the selling company a promissory note in the amount of $2.7 million. The note bears interest at a rate of 7.5% per annum and is payable on or before September 8, 2000. In the event that we default on payment of the note, the holder of the note will have the right to convert the note into shares of our common stock equal to the lesser of:

         o a number of shares equal to the amount outstanding under the note divided by the closing price of our common stock as of the default date; or

         o        446,872 shares.

         This prospectus relates to the resale of these shares of common stock in the event we issue them to the holder of the promissory note.

                                  Risk Factors

         Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

Future losses could impair our ability to raise capital or borrow money, as well as affect our stock price.

         o Although we recorded earnings from continuing operations of $4.2 million for the nine months ended September 30, 1999, we incurred a net loss of $5.7 million in 1998. We cannot assure you that we will be profitable in future periods. Losses in subsequent periods could impair our ability to raise additional capital or borrow money as needed, and could decrease our stock price.

We may not be able to continue to obtain the financing we need to fund our operations.

         Our operations require large amounts of capital. We have borrowed, and will continue to borrow, substantial amounts to fund our operations. If we cannot obtain the financing we need on a timely basis and on favorable terms, our business and profitability could be materially affected. We currently obtain our financing through three primary sources:

         o        a revolving  credit  facility  with General  Electric  Capital
                  Corporation;
         o        securitization transactions; and
         o loans from other sources, including a $38 million loan secured by residual interests held by the company in respect of its securitizations (the "Residual Loan").

         Revolving Credit Facility with GE Capital. Our revolving facility with GE Capital is our primary source of operating capital. We have pledged substantially all of our assets to GE Capital to secure the borrowings we make under this facility. Although this facility has a maximum commitment of $125 million, the amount we can borrow is limited by the amount of certain types of assets that we own. In addition, we cannot borrow approximately $8 million attributable to a guarantee. As of September 30, 1999, we owed approximately $60.0 million under the revolving facility, and had the ability to borrow an additional $29.8 million. The revolving facility expires in June 2000. Even if we continue to satisfy the terms and conditions of the revolving facility, we may not be able to extend its term beyond the current expiration date.

         Securitization Transactions. We can restore capacity under the GE facility from time to time by securitizing portfolios of finance receivables. Our ability to successfully complete securitizations in the future may be affected by several factors, including:

         o        the condition of securities markets generally;
         o        conditions   in   the    asset-backed    securities    markets
                  specifically;
         o        the credit quality of our loan contract portfolio; and
         o        the performance of our servicing operations.


     Contractual Restrictions. The revolving facility, the securitization program, and our other credit facilities contain various restrictive covenants. Under these credit facilities, we must also meet certain financial tests. We believe that we are in compliance with the material terms and conditions of the revolving facility and our other material credit facilities. Failure to satisfy the covenants in our credit facilities and/or our securitization program, could preclude us from further borrowing under the defaulted facility and could prevent us from securing alternate sources of funds necessary to operate our business.

         Recent Waivers. As a result of an increase in delinquencies, the Company recently obtained a waiver to a technical covenant breach under the Residual Loan. Although the Company has taken actions to seek to reduce its delinquencies, there can be no assurance that delinquencies will decline, that future covenant breaches will not occur relating to delinquencies or other matters, and that waivers would be obtained in such event.

We have a high risk of credit losses because of the poor creditworthiness of our borrowers.

         Substantially all of the sales financing that we extend and the contracts that we service are with sub-prime borrowers. Sub-prime borrowers generally cannot obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers, because of their poor credit histories and/or low incomes. Loans to sub-prime borrowers are difficult to collect and are subject to a high risk of loss. We have established an allowance for credit losses to cover our anticipated credit losses. However, we cannot assure you that we have adequately provided for such credit risks or that we will continue to do so in the future. A significant variation in the timing of or increase in credit losses in our portfolio would have a material adverse effect on our net earnings.

         We also operate our Cygnet dealer program, under which we provide third party dealers who finance the sale of used cars to sub-prime borrowers with financing primarily secured by those dealers' retail installment contract portfolios and/or inventory. While we require third party dealers to meet certain minimum net worth and operating history criteria before we loan money to them, these dealers may not otherwise be able to obtain debt financing from traditional lending institutions. We have established an allowance for credit losses to cover our anticipated credit losses. However, we cannot assure you that we have adequately provided for such credit risks or that we will continue to do so in the future. Like our other financing activities, these loans subject us to a high risk of credit losses that could have a material adverse effect on our net earnings and ability to meet our other financing obligations.

We are affected by various industry considerations and legal contingencies.

         In recent years, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. Companies in the used vehicle sales and financing market have also been named as defendants in an increasing number of class action lawsuits brought by customers claiming violations of various federal and state consumer credit and similar laws and regulations. In addition, some of these companies have filed for bankruptcy protection. These events:

         o have lowered the value of securities of sub-prime automobile finance companies;
         o have made it more difficult for sub-prime lenders to borrow money; and
         o        could cause more restrictive regulation of this industry.

         Compliance with additional regulatory requirements may also increase our operating expenses and reduce our profitability.

Interest rates affect our profitability.

         A substantial portion of our financing income results from the difference between the rate of interest we pay on the funds we borrow and the rate of interest we earn on the contracts in our portfolio. While we earn interest on the contracts we own at a fixed rate, we pay interest on our borrowings under our GE facility at a floating rate. When interest rates increase, our interest expense increases and our net interest margins decrease. Increases in our interest expense that we cannot offset by increases in interest income will lower our profitability.

Laws that limit the interest rates we can charge can adversely affect our profitability.

         We operate in many states that do impose limits on the interest rate that a lender may charge. When a state limits the amount of interest we can charge on our installment sales contracts, we may not be able to offset any increased interest expense caused by rising interest rates or greater levels of borrowings under our credit facilities. Therefore, these interest rate limitations can adversely affect our profitability.

Government regulation may limit our ability to recover and enforce receivables or to repossess and sell collateral.

         We are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. If we do not comply with these laws, we could be fined or certain of our operations could be interrupted or shut down. Failure to comply could, therefore, have a material adverse effect on our operations. Among other things, these laws:

         o require that we obtain and maintain certain licenses and qualifications;
         o limit or prescribe terms of the contracts that we originate and/or purchase;
         o        require specified disclosures to customers;
         o        limit our right to repossess and sell collateral; and
         o        prohibit us from discriminating against certain customers.

         We believe that we are currently in substantial compliance with all applicable material federal, state, and local laws and regulations. We may not, however, be able to remain in compliance with such laws. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or our entry into jurisdictions with more stringent regulatory requirements could also have a material adverse effect on our operations.

         We are subject to pending actions and investigations relating to our compliance with various laws and regulations. While we do not believe that ultimate resolution of these matters will result in a material adverse effect on the Company (such as fines, injunctions or damages), there can be no assurance in this regard.

We could experience problems with the recent conversion of our loan servicing and data processing operations to a single computer system.

         We recently converted our chain of dealerships and related loan servicing data processing operations to a single computer system. These conversions can cause various problems that can affect our servicing operations and result in increases in contract delinquencies and charge-offs and decreases in our servicing income. Failure to successfully complete our conversions could materially affect our business and profitability.

Our computer systems may be subject to a Year 2000 date failure.

         We could be affected by failures of our business systems, as well as those of our suppliers and vendors, due to Year 2000 issues. Any failure could result in a disruption of our collection efforts, which would impair our operations. We have evaluated and remediated our mission critical computer systems to determine our exposure to Year 2000 issues. We have made modifications to our computer systems that we believe will allow them to properly process transactions relating to the Year 2000 and beyond. Even though we believe our Year 2000 issues have been resolved, there can be no assurances that all of these modifications have been properly made or that the modifications will not cause other system problems. We estimate that we will spend between $2.4 million to $2.7 million for Year 2000 evaluation, remediation, testing, and replacement. We have spent approximately $2.4 million through September 30, 1999. We can also be adversely affected by Year 2000 issues in the business systems of our suppliers, vendors, and business partners, such as utility suppliers, banking partners and telecommunication service providers. We can also be adversely affected if Year 2000 issues result in business disruptions or failures that impact our customers' ability to make their loan payments. Failure to fully address and resolve these Year 2000 issues could have a material adverse effect on our operations.

We could have a system failure if our current contingency plan is not adequate.

         We depend on our loan servicing and collection facilities and on long-distance and local telecommunications access to transmit and process information among our various facilities. We use a standard program to prepare and store off-site backup tapes of our main system applications and data files on a routine basis. However, we believe that we need to revise our current contingency plan because of our recent system conversions and significant growth. Although we are updating our contingency plan during 1999, there could be a failure in the interim. In addition, the plan as revised may not prevent a systems failure or allow us to timely resolve any systems failure. Also, a natural disaster, calamity, or other significant event that causes long-term damage to any of these facilities or that interrupts our telecommunications networks could have a material adverse effect on our operations.

We have certain risks relating to the First Merchants transaction.

         We have entered into several transactions in the bankruptcy proceedings of First Merchants, and have certain risks in the First Merchants' bankruptcy case:

         o We purchased First Merchants ` senior bank debt and sold the contracts securing the bank claims at a profit to a third party purchaser (the "Contract Purchaser"). We guaranteed the Contract Purchaser a specified return on the contracts with a current maximum of $8 million. Although we obtained a related guarantee from First Merchants secured by certain assets, there is no assurance that the First Merchants guarantee will cover all of our obligations under our guarantee to the Contract Purchaser.

         o We have made debtor-in-possession loans to First Merchants, secured by certain assets. We have continuing obligations under our debtor-in-possession credit facility. We have recently negotiated a settlement with them that has cured an asserted default and increased our funding obligation by $2.0 million, in exchange for other concessions. Although repayment of the DIP Facility is secured by certain assets of First Merchants, there is no guarantee that First Merchants can fully repay the DIP Facility.

         o        We have the  right to 17 1/2% of recoveries  on the  contracts sold to the Contract Purchaser and from certain residual interests in First Merchants' securitized loan pools, after First Merchants pays certain other amounts ("Excess Collections"). We entered into various agreements to service the contracts in the securitized pools of First Merchants and the contracts sold to the Contract Purchaser. If we lose our right to service these contracts, our share of the Excess Collections can be reduced or eliminated.

         Each of the risks described in this section could have a material adverse effect on our operations.

We may make acquisitions that are unsuccessful or strain or divert our resources.

         In 1999, we have completed one acquisition and have another pending. We intend to consider additional acquisitions, alliances, and transactions involving other companies that could complement our existing business. We may not, however, be able to identify suitable acquisition parties, joint venture candidates, or transaction counterparties. Additionally, even if we can identify suitable parties, we may not be able to consummate these transactions on terms that we find favorable.

         Furthermore,   we  may  not  be  able  to  successfully  integrate  any
businesses that we acquire into our existing operations. If we cannot successfully integrate acquisitions, our operating expenses may increase in the short-term. This increase would affect our net earnings, which could adversely affect the value of our outstanding securities. Moreover, these types of transactions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect our profitability. In addition to the risks already mentioned, these transactions involve numerous other risks, including the diversion of management attention from other business concerns, entry into markets in which we have had no or only limited experience, and the potential loss of key employees of acquired companies.
Occurrence of any of these risks could have a material adverse effect on us.

Increased competition could adversely affect our operations and profitability.

         Although a large number of smaller companies have historically operated in the used car sales industry, this industry has attracted significant attention from a number of large companies. These large companies include AutoNation, U.S.A., CarMax, and Driver's Mart. These companies have either entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. We believe that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than we do. Increased competition in our dealership operations could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

         There are numerous financial services companies serving, or capable of serving, our market. These companies include traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, as well as other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than our own. Increased competition may cause downward pressure on the interest rates that we charge. This pressure could affect the interest rates we charge on contracts originated by our dealerships or cause us to reduce or eliminate the acquisition discount on the contracts we purchase from third party dealers. Either change could have a material effect on the value of our securities.

The success of our operations depends on certain key personnel.

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team. The unexpected loss of the services of any of our key management personnel or our inability to attract new management when necessary could have a material adverse effect on our operations. We currently maintain key person life insurance on our President and Chief Executive Officer, Gregory
B. Sullivan. Other than Mr. Sullivan, we do not maintain key person life insurance on any members of our senior management team.

We may be required to issue stock in the future that will dilute the value of our existing stock.

         We have the ability to issue common stock or securities exercisable for or convertible into common stock which may dilute the securities our existing stockholders now hold. In particular, issuance of any or all of the following securities may dilute the value of the securities that our existing stockholders now hold:

         o        we have granted  warrants to purchase a total of approximately
                  1.2 million shares of our common stock to various parties with exercise prices ranging from $6.75 to $20.00 per share;

         o we may issue additional warrants in connection with future transactions;

         o we may issue common stock under our various stock option plans; and

         o we may issue common stock in the First Merchants transaction in exchange for an increased share of collection on certain contracts that we service for First Merchants.

The voting power of our principal stockholder may limit your voting rights.

         Mr. Ernest C. Garcia, II, our Chairman, or his affiliates, held approximately 32% of our outstanding common stock as of September 30, 1999. As a result, Mr. Garcia has a significant influence upon our activities as well as on all matters requiring approval of our stockholders. These matters include electing or removing members of our board of directors, engaging in transactions with affiliated entities, causing or restricting our sale or merger, and changing our dividend policy. The interests of Mr. Garcia may conflict with the interests of our other stockholders.

There is a potential anti-takeover or dilutive effect if we issue preferred stock.

         Our Certificate of Incorporation authorizes us to issue "blank check" preferred stock. Our Board of Directors may fix or change from time to time the designation, number, voting powers, preferences, and rights of this stock. Such issuances could make it more difficult for a third party to acquire us by reducing the voting power or other rights of the holders of our common stock. Preferred stock can also reduce the market value of the common stock.

                                 Use of Proceeds

         The selling shareholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.


                              Selling Shareholders

         Fresh Start Credit Corp. is the beneficial holder of 446,872 shares of our common stock being offered for sale under this prospectus. All of these shares relate to a promissory note that we issued to Fresh Start Credit Corp. in the amount of $2.7 million. In the event we default on this note the note is convertible into the lesser of:

         o a number of shares equal to the amount outstanding under the note divided by the closing price of our common stock as of the default date; or

         o        446,872 shares.

We issued the note as partial consideration for our purchase of certain assets of Fresh Start Credit Corp. and related entities. (See "Recent Developments").

         The following table provides information regarding Fresh Start Credit Corp.'s ownership of our common stock as of October 28, 1999, and as adjusted to reflect the sale of the securities offered under this prospectus. Unless we have indicated otherwise, to our knowledge, Fresh Start Credit Corp. has sole voting and investment power with respect to its securities. If all of the shares offered under this prospectus are sold, Fresh Start Credit Corp. will not beneficially own any shares of our stock.


                                                 Common Shares         Common Shares Offered
                                               Beneficially Owned        By this Prospectus       Percentage
Name of Selling Shareholder                   Prior to the Offering                                Of Class
                                                                                               (Assuming all Shares
                                                                                                    are sold)
------------------------------------------ --------------------------- ----------------------- -----------------
Fresh Start Credit Corp.                            446,872                   446,872                  0%
------------------------------------------ --------------------------- ----------------------- -----------------


                            Description of Securities

         We are a Delaware corporation and our affairs are governed by our certificate of incorporation and bylaws and the Delaware General Corporation Law. The following description of our capital stock is qualified in its entirety by reference to the provisions of the our Certificate of Incorporation and Bylaws, as amended.

         The authorized capital stock of Ugly Duckling consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of October 28, 1999, there were approximately 14,888,000 shares of common stock issued and outstanding. As of October 28,1999, there were no issued and outstanding shares of preferred stock.

Common Stock

         Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

         Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. We do not anticipate paying cash dividends in the foreseeable future.. In the event of liquidation, dissolution, or winding up of Ugly Duckling, the holders of common stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding preferred stock.

         Holders of common stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by us. All of the outstanding shares of common stock are validly issued, fully paid, and nonassessable.

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Preferred Stock

         The Board of Directors of Ugly Duckling has the authority, without further action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of preferred stock could:

         o decrease the amount of earnings and assets available for distribution to holders of common stock;

         o adversely affect the rights and powers, including voting rights, of holders of common stock; and

         o have the effect of delaying, deferring, or preventing a change in control of Ugly Duckling.


Other Securities and Registration Rights

         In connection with our initial public offering, we issued warrants to SunAmerica to purchase 121,023 shares, as adjusted, of common stock at an exercise price per share of $6.75 and to Cruttenden Roth to purchase 170,000 shares of common stock at an exercise price per share of $9.45. The agreements with respect to the issuance of such warrants provide for certain registration rights. We are required to use our best efforts to effect such registrations, subject to certain conditions and limitations, and are required to pay all expenses of SunAmerica and Cruttenden Roth in connection with any registration of such securities, except for any underwriting discounts and commissions.

         In connection with our initial public offering, we registered the warrants issued to Cruttenden Roth and the shares underlying such warrants. Under the terms of such warrants, however, Cruttenden Roth could not exercise such warrants and sell the underlying common stock until June 21, 1997, and only pursuant to a currently effective registration statement.

         In connection with the First Merchants bankruptcy proceedings, we issued warrants to First Merchants to purchase a total of 325,000 shares of common stock at an exercise price of $20.00 per share, through April 1, 2001, subject to a call provision by us. We have registered theses warrants and the common stock issuable on exercise of these warrants under the Securities Act of 1933.

         In connection with a $15.0 million loan, we issued warrants to the lenders to purchase a total of 500,000 shares of our common stock at an exercise price of $10.00 per share, through February 12, 2001, subject to a call provision by us and containing certain registration rights.

         In connection with our involvement in the Reliance Acceptance Group bankruptcy proceedings, we issued warrants to Reliance to purchase 50,000 shares of common stock at an exercise price of $12.50 per share, with certain registration rights, and may be required to issue additional warrants in connection with these proceedings.

         We have authorized for issuance the following:

         o 1,800,000 shares of common stock under our Incentive Plan, as amended.

         o        50,000  shares of common  stock under our  Director  Incentive
                  Plan.

         o 800,000 shares of common stock under our 1998 Executive Incentive Plan o Limitation of Liability and Indemnification of Directors and Officers

         Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director of Ugly Duckling shall not be personally liable to us or our stockholders for monetary damages for breach of such director's fiduciary duty, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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

         o in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

         o for any transaction from which the director derives an improper benefit.

         The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director's duty of care. In addition, our Certificate of Incorporation provides that we will indemnify any person who is or was a director, officer, employee, or agent of Ugly Duckling, or who is or was serving at our request as a director, officer, employee, or agent of another corporation or entity, against expenses, liabilities, and losses incurred by any such person by reason of the fact that such person is or was acting in such capacity. We have also obtained insurance on behalf of our directors and officers for any liability arising out of such person's actions in such capacity.

         We have entered into agreements to indemnify our directors and certain officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Ugly Duckling, arising out of such person's services as a director or officer of Ugly Duckling, any of our subsidiaries, or any other company or enterprise to which such person provides services at our request. To the extent that our Board of Directors or stockholders may in the future wish to limit or repeal our ability to provide indemnification as set forth in our Certificate of Incorporation, such repeal or limitation may not be effective as to directors or officers who are parties to the indemnification agreements because their rights to full protection would be contractually assured by such agreements. It is anticipated that similar contracts may be entered into from time to time with our future directors. We believe that the protective provisions in our Certificate of Incorporation and in the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Certain Bylaw Provisions

         Our Bylaws, as amended, contain several provisions that regulate the nomination of directors and the submission of proposals in connection with stockholder meetings. Our Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the Board of Directors at a stockholders meeting must give notice of any proposals not less than 60 days nor more than 90 days prior to the meeting. Such notice is required to contain certain information as set forth in the Bylaws. No business matter shall be transacted nor shall any person be eligible for election as a director unless proposed or nominated, as the case may be, in strict accordance with this procedure set forth in our Bylaws.

         Although the Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Ugly Duckling, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. Our procedures with respect to all stockholder proposals and the nomination of directors will be conducted in accordance with Section 14 of the Security Exchange Act of 1934 and the rules promulgated thereunder.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common stock is Harris Trust Company of California, 601 S. Figueroa, Los Angeles, California 90017.


                              Plan of Distribution

         We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, the "selling shareholders" includes the pledgees, donees, transferees, or other successors in interest who later hold the selling shareholders' interests. We are paying the costs and fees

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

of registering the common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

         The selling shareholders may sell the common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The selling shareholders may sell some or all of their common stock through:

         o        ordinary brokers' transactions;
         o transactions involving cross or block trades or otherwise on the Nasdaq National Market;
         o purchases by brokers, dealers, or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
         o "at the market" to or through market makers or into an existing market for the common stock;
         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or
         o any combination of the foregoing, or by any other legally available means.

         In its selling activities, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling shareholders or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD. In conjunction with sales to or through brokers, dealers or agents, the selling shareholders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

         In addition to selling their common stock under this prospectus, the selling shareholders may:

         o transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
         o sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.


                                 Legal Opinions

         Snell & Wilmer, L.L.P., of Phoenix, Arizona, will pass upon the validity of the common stock offered under this prospectus.

                                     Experts

     The consolidated financial statements of Ugly Duckling Corporation as of December 31, 1998 and 1997, and for each of the years and 3-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration statement in reference on the report of KPMG LLP, independent auditors, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.


                       Where You Can Find More Information

         Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more

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

information  about the Public  Reference  Rooms.  Most of our  filings  are also
available   to  you   free  of   charge   at  the   Commission's   web  site  at
http://www.sec.gov.

         Stock Market: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the
National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Registration Statement: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Ugly Duckling Corporation and the common stock offered under this prospectus.

         Information Incorporated by Reference: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
         o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;
         o our Proxy Statement for the 1998 Annual Meeting of Security holders, dated April 26, 1999;
         o our Current Report on Form 8-K, and its Exhibits, filed August 26, 1999; and
         o our Quarterly Report on Form 10-Q/A, as amended, for the quarter ended June 30, 1999.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                  Investor Relations
                  Ugly Duckling Corporation
                  2525 E. Camelback Road, Suite 500
                  Phoenix, Arizona 85016
                  (602) 852-6600.


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